SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): February 1, 2001


                                CONCORD EFS, INC.
               (Exact Name of Registrant as Specified in Charter)



                          Delaware 000-13848 04-2462252
       (State or Other Jurisdiction (Commission File Number) (IRS Employer
                      of Incorporation) Identification No.)


          2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133
              (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (901) 371-8000



                                      N/A
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.           Acquisition or Disposition of Assets.

     Concord EFS, Inc., a Delaware corporation (the "Company"), completed its acquisition of all of the outstanding common stock of Star Systems, Inc., a Delaware corporation ("Star"), on February 1, 2001. The acquisition was accomplished through the merger of Orion Acquisition Corp., a wholly owned subsidiary of the Company, with and into Star, with Star surviving as a wholly owned subsidiary of the Company. Star operates and will continue to operate a PIN-secured debit network.

     The merger of Orion Acquisition Corp. and Star was accounted for as a pooling of interests for accounting purposes and is intended to constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended. The consideration for the acquisition consisted of the issuance by the Company of unregistered shares of its common stock, par value $0.33 1/3 per share (the "Company Common Stock").

                  Immediately prior to the effective time of the merger:

     o 5,160,333 shares of Star's common stock, par value $.01 per share (the "Star Common Stock"), were issued and outstanding and held by approximately 50 stockholders. Star's stockholders consisted of banking institutions which were members of the Star network, or affiliates thereof. Each share of Star Common Stock issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive 4.6452 shares of Company Common Stock.

     o options to acquire 167,703 shares of Star Common stock granted under the Star Systems, Inc. 2000 Equity Incentive Plan, as amended, were outstanding. These options were converted into options to purchase Company Common Stock, with the number of shares subject to each option and the exercise price adjusted by the 4.6452 exchange ratio.

     The exchange ratio was determined based upon arm's length negotiations between the Company and Star.

     In connection with the execution of the Merger Agreement, shareholders of Star owning in the aggregate more than a majority of the outstanding common stock of Star entered into separate voting agreements with the Company to approve the merger.

     Pursuant to the Merger Agreement, Star's President and Chief Executive Officer, Ronald V. Congemi, will be elected to the Board of Directors of the Company. In connection with the closing of the merger, Mr. Congemi was granted options to purchase 200,000 shares of Company Common Stock and E. Miles Kilburn, Star's Executive Vice President and Chief Financial Officer, was granted options to purchase 100,000 shares of Company Common Stock, in each case pursuant to the terms of the Company's 1993 Incentive Stock Option Plan, as amended.

     In connection with the consummation of the merger, on February 1, 2001 the Company issued a press release.

     Copies of the Merger Agreement, the form of Stockholder Agreement and the press release issued by the Company on February 1, 2000 are filed as exhibits hereto and are incorporated by reference herein.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired. The financial information required to be filed will be filed within 60 days after the date of this report on Form 8-K.1

(b) Pro Forma Financial Information. The Star acquisition will be reflected in supplemental audited consolidated financial statements and supplementary data as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 which will be filed as an exhibit to Concord's 2000 Form 10-K.] [Second set of brackets paraphrased from Concord's 8-K for EPS]

(c)  Exhibits: The following exhibits are filed with this Form 8-K:

Number   Description of Exhibits

2.1 Agreement and Plan of Merger, dated as of October 6, 2000, by and among the Company, Orion Acquisition Corp. and Star.

10.1 Form of Stockholder Agreement (incorporated by reference from Exhibit A to the Merger Agreement attached hereto as Exhibit 2.1)

99.1 Press Release issued by the Company on February 1, 2001.

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                CONCORD EFS, INC.



Date:  February 14, 2001    By: /s/ Thomas J. Dowling
Thomas J. Dowling
Senior Vice President

                                  Exhibit Index

             The following is a list of the Exhibits filed herewith.

Exhibit
Number   Description of Exhibit

2.1 Agreement and Plan of Merger, dated as of October 6, 2000, by and among the Company, Orion Acquisition Corp. and Star.

10.1 Form of Stockholder Agreement (incorporated by reference from Exhibit A to the Merger Agreement attached hereto as Exhibit 2.1)

99.1 Press Release issued by the Company on February 1, 2001.

                                   Exhibit 2.1












                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                               CONCORD EFS, INC.,


                             ORION ACQUISITION CORP.


                                       AND


                               STAR SYSTEMS, INC.


                           Dated as of October 6, 2000

                                TABLE OF CONTENTS

Page ARTICLE I THE MERGER 1

    Section 1.1  The Merger.                                                   1
    Section 1.2  Effective Time.                                               1
    Section 1.3  Effects of the Merger.                                        2
    Section 1.4  Charter and Bylaws; Directors and Officers.                   2
    Section 1.5  Conversion of Securities.                                     2
    Section 1.6  Delivery of Certificates and Payment of Cash.                 3
    Section 1.7  Dividends; Transfer Taxes; Withholding.                       3
    Section 1.8  No Fractional Securities.                                     4
    Section 1.9  Return of Exchange Fund.                                      4
    Section 1.10  Adjustment of Exchange Ratio.                                4
    Section 1.11  No Further Ownership Rights in Company Common Stock.         4
    Section 1.12  Closing of Company Transfer Books.                           4
    Section 1.13  Lost Certificates.                                           4
    Section 1.14  Further Assurances.                                          5
    Section 1.15  Closing; Closing Deliveries.                                 5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB                   6

    Section 2.1  Organization, Standing and Power.                             6
    Section 2.2  Capital Structure.                                            6
    Section 2.3  Authority.                                                    7
    Section 2.4  Consents and Approvals; No Violation.                         7
    Section 2.5  SEC Documents and Other Reports.                              8
    Section 2.6  Actions and Proceedings.                                      8
    Section 2.7  Required Vote of Parent Stockholders.                         8
    Section 2.8  Pooling of Interests; Reorganization.                         8
    Section 2.9  Tax Matters.                                                  8
    Section 2.10  Brokers.                                                     9
    Section 2.11  Operations of Sub.                                           9
    Section 2.12  Permits and Compliance; Defaults.                            9
    Section 2.13  Certain Agreements.                                          9
    Section 2.14  ERISA.                                                       9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY                    10

    Section 3.1  Organization, Standing and Power.                            10
    Section 3.2  Capital Structure.                                           10
    Section 3.3  Authority.                                                   11
    Section 3.4  Consents and Approvals; No Violation.                        12
    Section 3.5  Financial Statements.                                        12
    Section 3.6  No Dividends; Absence of Certain Changes or Events.          12
    Section 3.7  Governmental Permits.                                        14
    Section 3.8  Tax Matters.                                                 14
    Section 3.9  Actions and Proceedings.                                     15
    Section 3.10  Certain Agreements.                                         16
    Section 3.11  ERISA.                                                      16
    Section 3.12  Worker Safety and Environmental Laws.                       17
    Section 3.13  Labor Matters.                                              17
    Section 3.14  Intellectual Property; Software.                            17
    Section 3.15  Availability of Assets and Legality of Use.                 19
    Section 3.16  Real Property.                                              20
    Section 3.17  Real Property Leases.                                       20
    Section 3.18  Personal Property Leases.                                   20
    Section 3.19  Title to Assets.                                            20
    Section 3.20  Contracts.                                                  20
    Section 3.21  Status of Contracts.                                        21
    Section 3.22  Insurance.                                                  21
    Section 3.23  Budgets.                                                    21
    Section 3.24  Takeover Statutes and Charter Provisions.                   22
    Section 3.25  Required Vote of Company Stockholders.                      22
    Section 3.26  Opinion of Financial Advisor.                               22
    Section 3.27  Pooling of Interests; Reorganization.                       22
    Section 3.28  Brokers.                                                    22
    Section 3.29  Hart-Scott-Rodino                                           22
    Section 3.30  Stockholder Information.                                    22
    Section 3.31  Investor Qualifications.                                    22

ARTICLE IV  COVENANTS RELATING TO CONDUCT OF BUSINESS                         23

    Section 4.1  Conduct of Business Pending the Merger.                      23
    Section 4.2  No Solicitation.                                             25
    Section 4.3  Third Party Standstill Agreements.                           26
    Section 4.4  Pooling of Interests; Reorganization.                        26

ARTICLE V  ADDITIONAL AGREEMENTS                                              26

    Section 5.1  Stockholder Consent.                                         26
    Section 5.2  Access to Information.                                       27
    Section 5.3  Fees and Expenses.                                           27
    Section 5.4  Company Stock Plan.                                          27
    Section 5.5  Commercially Reasonable Efforts; Pooling of Interests.       28
    Section 5.6  Public Announcements.                                        29
    Section 5.7  Real Estate Transfer and Gains Tax.                          29
    Section 5.8  Transfer Tax Filings.                                        29
    Section 5.9  Other Transfer Taxes.                                        29
    Section 5.10  State Takeover Laws.                                        29
    Section 5.11  Indemnification; Directors and Officers Insurance.          29
    Section 5.12  Notification of Certain Matters.                            30
    Section 5.13  Compliance with the Securities Act.                         30
    Section 5.14  Registration Rights Agreement.                              30
    Section 5.15  Employee Matters.                                           30
    Section 5.16  Advisory Committee.                                         31
    Section 5.17  Directorship                                                31

ARTICLE VI  CONDITIONS PRECEDENT TO THE MERGER                                31

    Section 6.1  Conditions to Each Party's Obligation
                  to Effect the Merger.                                       31
    Section 6.2  Condition to Obligation of the Company
                  to Effect the Merger.                                       32
    Section 6.3  Conditions to Obligations of Parent and Sub
                  to Effect the Merger.                                       32

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER                                34

    Section 7.1  Termination.                                                 34
    Section 7.2  Effect of Termination.                                       36
    Section 7.3  Amendment.                                                   36
    Section 7.4  Waiver.                                                      36

ARTICLE VIII  GENERAL PROVISIONS                                              36

    Section 8.1  Non-Survival of Representations and Warranties.              36
    Section 8.2  Notices.                                                     36
    Section 8.3  Interpretation.                                              38
    Section 8.4  Counterparts.                                                38
    Section 8.5  Entire Agreement; No Third-Party Beneficiaries.              38
    Section 8.6  Governing Law.                                               38
    Section 8.7  Assignment.                                                  39
    Section 8.8  Severability.                                                39
    Section 8.9  Enforcement of this Agreement.                               39

                                    EXHIBITS

Exhibit A         Form of Stockholder Agreement
Exhibit B         Form of Company Affiliate Letter
Exhibit C         Form of Parent Affiliate Letter
Exhibit D         Form of Registration Rights Agreement
Exhibit E         Form of Employment Agreement Amendment

                             TABLE OF DEFINED TERMS

Defined Term                                                Section
Advisory Board                                              Section 5.16(a)
Affiliate                                                   Section 3.15
Agreement                                                   First paragraph
Audited Financial Statements                                Section 3.5
Balance Sheet                                               Section 3.5
Balance Sheet Date                                          Section 3.5
Bank Act                                                    Section 2.4
Blue Sky Laws                                               Section 2.4
Calculation Period                                          Section 7.1(g)
Certificates                                                Section 1.6(a)
Certificate of Merger                                       Section 1.2
Class A Shares                                              Recital
Class B Shares                                              Recital
Closing                                                     Section 1.15(a)
Closing Date                                                Section 1.15(a)
Code                                                        Recitals
Company                                                     First paragraph
Company Affiliate Letter                                    Section 5.13(a)
Company Agreements                                          Section 3.21
Company Ancillary Agreements                                Section 3.3
Company Business Personnel                                  Section 3.13
Company Bylaws                                              Section 1.15(d)
Company Charter                                             Section 1.4(a)
Company Common Stock                                        Recitals
Company Diluted Share Number                                Section 1.5(c)
Company Letter                                              Section 3.2(c)
Company Multiemployer Plan                                  Section 3.11(c)
Company Permits                                             Section 3.7
Company Plan                                                Section 3.11(c)
Company Stockholders                                        Section 1.6(a)
Company Stock Options                                       Section 3.2(a)
Company Stock Plan                                          Section 3.2(a)
Confidentiality Agreement                                   Section 5.2
Constituent Corporations                                    First paragraph
Copyrights                                                  Section 3.14(a)(iii)
D&O Insurance                                               Section 5.11(a)
DGCL                                                        Section 1.1
Determination Date                                          Section 7.1(g)
Dissenting Shares                                           Section 1.5(d)
Domain Names                                                Section 3.14(a)(iv)
Effective Time                                              Section 1.2
Employment Agreements                                       Section 6.3(j)
Employment Agreement Amendments                             Section 6.3(j)
Encumbrance                                                 Section 3.6(c)(vii)
Environmental Laws                                          Section 3.12
ERISA                                                       Section 2.14(a)
ERISA Affiliate                                             Section 2.14(c)
Exchange Act                                                Section 2.5
Exchange Agent                                              Section 1.6(a)
Exchange Fund                                               Section 1.6(a)
Exchange Ratio                                              Section 1.5(c)
Financial Statements                                        Section 3.5
GAAP                                                        Section 2.5
Gains Taxes                                                 Section 5.7
Governmental Entity                                         Section 2.4
HSR Act                                                     Section 2.4

Indemnified Party                                           Section 5.11(a)
Index Company Price                                         Section 7.1(g)
Index Company Ratios                                        Section 7.1(g)
Index Group                                                 Section 7.1(g)
Intellectual Property                                       Section 3.14(a)
IRS                                                         Section 3.8(a)
Joint Venture                                               Section 3.2(d)
Knowledge of Parent                                         Section 2.6
Knowledge of the Company                                    Section 3.6(e)
Leased Real Property                                        Section 3.17
Material Adverse Change                                     Section 2.1
Material Adverse Effect                                     Section 2.1
Member Agreements                                           Section 3.20(xiii)
Merger                                                      Recitals
Nasdaq                                                      Section 1.8
Network                                                     Section 5.16(a)
Owned Software                                              Section 3.14(j)
Parent                                                      First paragraph
Parent Affiliate Letter                                     Section 5.13(b)
Parent Ancillary Agreements                                 Section 2.3
Parent Annual Report                                        Section 2.2(c)
Parent Average Price                                        Section 7.1(g)
Parent Bylaws                                               Section 2.4
Parent Charter                                              Section 1.15(b)
Parent Common Stock                                         Recitals
Parent Letter                                               Section 2.2(a)
Parent Multiemployer Plan                                   Section 2.14(c)
Parent Permits                                              Section 2.12
Parent Plan                                                 Section 2.14(c)
Parent SEC Documents                                        Section 2.5
Parent Stock Options                                        Section 2.2(a)
Parent Stock Plans                                          Section 2.2(a)
Parent Transactions                                         Section 2.2(a)
Patent Rights                                               Section 3.14(a)(i)
PBGC                                                        Section 2.14(a)
Permitted Encumbrance                                       Section 3.6(c)(vii)
Person                                                      Section 3.15
Real Property Leases                                        Section 3.17
Registered Intellectual Property                            Section 3.14(f)
Registration Rights Agreement                               Section 5.14
Requirements of Laws                                        Section 3.9
Rule 145 Affiliates                                         Section 5.13(a)
SEC                                                         Section 2.2(c)
Securities Act                                              Section 2.5
Share Issuance                                              Section 2.3
Software                                                    Section 3.14(b)
Starting Date                                               Section 7.1(g)
State Takeover Approvals                                    Section 2.4
Stockholder Agreements                                      Recitals
Stockholder Consent                                         Section 5.1
Stockholder Information                                     Section 3.30
Sub                                                         First paragraph
Subsidiary                                                  Section 2.2(d)
Substitute Option                                           Section 5.4(a)
Superior Proposal                                           Section 4.2(a)
Surviving Corporation                                       Section 1.1
Takeover Proposal                                           Section 4.2(a)
Taxes                                                       Section 2.9
Tax Return                                                  Section 2.9
Trademarks                                                  Section 3.14(a)(ii)
Trade Secrets                                               Section 3.14(a)(v)
Transfer Taxes                                              Section 5.8
Transmittal Letter                                          Section 1.6(a)
Unaudited Financial Statements                              Section 3.5
Worker Safety Laws                                          Section 3.12

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 6, 2000 (this "Agreement"), among Concord EFS, Inc ., a Delaware corporation ("Parent"), Orion Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and Star Systems, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company with the Company surviving (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Class A Share of Common Stock, par value $0.01 per share ("Class A Shares"), of the Company and each issued and outstanding Class B Share of Common Stock, par value $0.01 per share of the Company (the "Class B Shares" and collectively with the Class A Shares, the "Company Common Stock"), not owned directly or indirectly by the Company, will be converted into shares of Common Stock, par value $0.33 1/3 per share, of Parent ("Parent Common Stock");

     WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

     WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith certain stockholders of the Company are entering into agreements with Parent dated as of the date hereof (the "Stockholder Agreements"), in the form of the attached Exhibit A, pursuant to which, among other things, each such stockholder has agreed to vote in favor of this Agreement and the Merger;

     WHEREAS, it is intended that the Merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

     NOW,  THEREFORE,   in  consideration  of  the  premises,   representations,
warranties and agreements herein contained, the parties agree as follows:

                                   THE MERGER


     Section 1.1  The Merger.

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the
"Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a Constituent Corporation in the Merger; provided that such substituted corporation is a Delaware corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

     Section 1.2 Effective Time.

     The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual written consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

     Section 1.3 Effects of the Merger.

     The Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

     Section 1.4 Charter and Bylaws; Directors and Officers.

     (a) At the Effective Time, the Certificate of Incorporation, as amended, of the Company (the "Company Charter"), as in effect immediately prior to the Effective Time, shall be amended so that (i) Article FOURTH reads in its entirety as follows: "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share" (ii) subsection (7) of Article SIXTH reads in its entirety as follows: "Intentionally deleted" and (iii) Article SEVENTH reads in its entirety as follows: "Intentionally deleted". As so amended, the Company Charter shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

     (b) The directors of Sub and the employee officers of the Company at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

       Section 1.5 Conversion of Securities.

     As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent
Corporations:

     (a) Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company shall be canceled and no capital stock of Parent or other consideration shall be paid or delivered in exchange therefor.

     (c) Subject to the provisions of Sections 1.8, 1.10 and 7.1(g) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive 4.6452 (such number being the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Parent Common Stock (the Exchange Ratio being determined by dividing (i) 24,750,000 by (ii) the aggregate number of shares of Company Common Stock outstanding determined on a fully diluted basis assuming all options are fully exercised (the "Company Diluted Share Number") as of the date hereof). In the event the Company Diluted Share Number immediately prior to the Effective Time shall be greater than 5,328,036, the Exchange Ratio shall be proportionately reduced and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio, as so reduced. All shares of Company Stock outstanding immediately prior to the Effective Time, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive (i) subject to Section 1.6, certificates representing the shares of Parent Common Stock into which such shares are converted, (ii) dividends and other distributions in accordance with Section 1.7, and (iii) any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor in accordance with Section 1.8.

     (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time which are held of record by stockholders who shall not have voted such shares in favor of the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive Parent Common Stock and cash as set forth in Section 1.5(c), but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his or its shares in accordance with Section 262(d) of the DGCL or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to appraisal rights as provided in Section 262 of the DGCL, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his or its shares or such holder shall otherwise lose his or its appraisal rights, then, in any such case, each share of Company Common Stock held of record by such holder or holders shall automatically be converted into and represent only the right to receive Parent Common Stock and cash as set forth in Section 1.5(c), upon surrender of the certificate or certificates representing such Dissenting Shares. Any cash paid in respect of Dissenting Shares shall be paid by the Company solely with its own funds, and the Company shall not be reimbursed therefor by Parent or any of its Subsidiaries either directly or indirectly.

     (e) In calculating the consideration payable under this Section 1.5, Parent shall be entitled to rely on the representations and warranties contained in
Section 3.2(a) and the certificate delivered pursuant to Section 6.3(f). If such representations, warranties and certificate are not correct, Parent shall have the right to adjust the Exchange Ratio accordingly and, notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate merger consideration payable by Parent, Sub or the Surviving Corporation to the holders of equity interests in the Company (including, without limitation, holders of options) in connection with the Merger or the transactions contemplated hereby exceed such consideration payable assuming such representations, warranties and certificate are correct.

     Section 1.6 Delivery of Certificates and Payment of Cash.

     (a) At or after the Effective Time, each holder of record of a certificate or certificates (collectively, the "Certificates") representing shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Company Stockholders"), may surrender such Certificate or Certificates to Parent's designee as the exchange agent (the "Exchange Agent"), together with a letter of transmittal in the form prepared by Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares) (the "Transmittal Letter"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(c) for exchange with outstanding shares of Company Common Stock, and cash as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect hereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver the Parent Common Stock contemplated to be issued pursuant to Section 1.5(c) out of the Exchange Fund. Upon surrender for cancellation to the Exchange Agent of all Certificates held by any Company Stockholder, together with the Transmittal Letter, duly executed, such Company Stockholder shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the Certificate or Certificates so surrendered shall have been converted at the Effective Time pursuant to Section 1.5(c), cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

     (b) Each Transmittal Letter shall contain representations and warranties by the Person (as hereinafter defined) surrendering any Certificates similar to those contained in Section 3.31. Each certificate delivered pursuant to Section
1.6 evidencing any Parent Common Stock shall bear a legend substantially as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED BY THE HOLDER HEREOF NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS
     (A) THE SECURITIES HAVE BEEN REGISTERED UNDER SUCH ACT AND ANY AND ALL SUCH OTHER APPLICABLE LAWS, OR (B) PARENT RECEIVES AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO PARENT, TO THE EFFECT THAT REGISTRATION OF SUCH SECURITIES IS NOT REQUIRED."

     Section 1.7 Dividends; Transfer Taxes; Withholding.

     No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the Company Stockholders on or after the Effective Time, will be paid to any Person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such Person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such Person pursuant to Section 1.8 until such Person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the Person entitled to receive such dividends or other distributions or cash in lieu of fractional shares be entitled to receive interest on such dividends or other distributions or cash in lieu of fractional shares. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Parent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent.

     Section 1.8 No Fractional Securities.

     No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a securityholder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the last reported sale price per share of Parent Common Stock on the Nasdaq National Market System ("Nasdaq") on the Closing Date (or, if the shares of Parent Common Stock do not trade on Nasdaq on such date, the trading day immediately preceding the Closing Date) by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this
Section 1.8.

     Section 1.9 Return of Exchange Fund.

     Any portion of the Exchange Fund deposited with the Exchange Agent which remains undistributed to the Company Stockholders for 60 days after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such Company Stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any consideration payable in accordance with this Article I which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 1.10 Adjustment of Exchange Ratio.

     In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock or any change or conversion of Parent Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio, as so adjusted.

     Section 1.11 No Further Ownership Rights in Company Common Stock.

     All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

     Section 1.12 Closing of Company Transfer Books.

     At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

     Section 1.13 Lost Certificates.

     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 1.5, any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 1.8 and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 1.7.

     Section 1.14 Further Assurances.

     If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or

     (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

     Section 1.15 Closing; Closing Deliveries.

     (a) The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the fifth business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree (the date of the Closing is referred to herein as the "Closing Date").

     (b) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Parent shall deliver to the Company all of the following:

     (i) a copy of the Restated Certificate of Incorporation, as amended, of Parent (the "Parent Charter"), certified as of a recent date by the Secretary of State of the State of Delaware;

     (ii) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

     (iii) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (a) no amendments to the Parent Charter since a specified date,
(b) the Bylaws of Parent, (c) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein, and (d) the incumbency and signatures of the officers of Parent executing this Agreement and any other agreement or certificate executed by Parent in connection with the Closing;

     (iv) the certificate contemplated by Section 6.2(a); and

     (v) all consents, waivers or approvals obtained by Parent with respect to the consummation of the transactions contemplated by this Agreement.

     (c) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Sub shall deliver to the Company all of the following:

     (i) a copy of the Certificate of Incorporation of Sub certified as of a recent date by the Secretary of the State of Delaware;

     (ii) a certificate of good standing of Sub, issued as of a recent date by the Secretary of State of the State of Delaware; and

     (iii) a certificate of the Secretary or an Assistant Secretary of Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (a) no amendments to the Certificate of Incorporation of Sub since a specified date, (b) the Bylaws of Sub, (c) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein and the written consent of Parent in its capacity as sole stockholder of Sub adopting this Agreement in accordance with Section 251 of the DGCL, and (d) the incumbency and signatures of the officers of Sub executing this Agreement and any other agreement or certificate executed by Sub in connection with the Closing.

     (d) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing the Company shall deliver to Parent all of the following:

     (i) a copy of the Company Charter, certified as of a recent date by the Secretary of State of the State of Delaware;

     (ii) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

     (iii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (i) no amendments to the Company Charter since a specified date, (ii) the Bylaws of the Company, as amended (the "Company Bylaws"), (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein and the resolutions of the stockholders of the Company approving and adopting this Agreement in accordance with Section 251 of the DGCL, and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and any other agreement or certificate executed by the Company in connection with the Closing;

     (iv) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

     (v) the certificates contemplated by Sections 6.3(a), 6.3(c), 6.3(f), 6.3(g), 6.3(h) and 6.3(j); and

     (vi) the written confirmations contemplated by Section 6.3(k).


                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant, jointly and severally, to the Company as follows:


     Section 2.1 Organization, Standing and Power.

     Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or good standing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any event, change or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected to be materially adverse to the business, prospects, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be. None of the following shall be deemed by itself or by themselves, to constitute a Material Adverse Change or Material Adverse
Effect: (i) conditions affecting the industry in which the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, operates or the U.S. economy as a whole, or (ii) any effect arising from the public announcement of this Agreement.

     Section 2.2 Capital Structure.

     (a) As of the date hereof, the authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock. At the close of business on September 29, 2000, (i) 215,364,106 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Parent Common Stock were held in the treasury of Parent or by Subsidiaries of Parent, and (iii) 24,220,513 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options, warrants, convertible securities and rights ("Parent Stock Options"), to purchase or otherwise acquire shares of Parent Common Stock under Parent's benefit plans or other arrangements or pursuant to any plans or arrangements assumed by Parent in connection with any acquisition, business combination or similar transaction (collectively, the "Parent Stock Plans"). As of the date of this Agreement, except as set forth in Section 2.2(a) of the letter dated as of the date hereof from Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter (the "Parent Letter"), except as set forth above, except for the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans and except in connection with acquisitions, mergers or other business combinations involving Parent or its Subsidiaries (the "Parent Transactions"), no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (i) this Agreement and (ii) as set forth above, there are no options, warrants, calls, rights, puts or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional shares of capital stock (or other voting securities or equity equivalents) of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extent or enter into any such option, warrant, call, right, put or agreement.

     (b) As of the date of this Agreement, each outstanding share of capital stock (or other voting security or equity equivalent) of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and each such share (or other voting security or equity equivalent) is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever, except where any failure(s) be so duly authorized, valid issued, fully paid and nonassessable or owned would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (c) Except as set forth in Section 2.2(c) of the Parent Letter, Exhibit 21 to Parent's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission (the "SEC") (the "Parent Annual Report"), contained a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

     (d) For purposes of this Agreement, "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

     Section 2.3 Authority.

     On or prior to the date of this Agreement (i)~the Board of Directors of Sub approved this Agreement and declared this Agreement and the Merger advisable and fair to and in the best interest of Sub and its sole stockholder, and (ii)~the Board of Directors of Parent approved and adopted this Agreement and approved the issuance of Parent Common Stock in connection with the Merger (the "Share Issuance"), both in accordance with the DGCL. The Board of Directors of Parent has approved the other agreements to be entered into by it as contemplated hereby (such other agreements, the "Parent Ancillary Agreements"). Parent has the requisite corporate power and authority to enter into this Agreement and the Parent Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to effect the Share Issuance. Sub has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the Parent Ancillary Agreements by Parent, and the consummation by Parent and Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of appropriate Merger documents as required by the DGCL. This Agreement and the consummation of the transactions contemplated hereby have been approved by the sole stockholder of Sub. This Agreement has been duly executed and delivered by Parent and Sub and the Parent Ancillary Agreements executed as of the date hereof have been duly executed and delivered by Parent. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, and each of the Parent Ancillary Agreements, upon execution and delivery thereof by Parent, will constitute the valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     Section 2.4 Consents and Approvals; No Violation.

     Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, except as set forth in Section 2.4 of the Parent Letter, the execution and delivery of this Agreement by Parent and Sub, and the Parent Ancillary Agreements by Parent, do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or the Bylaws of Parent (the "Parent Bylaws") or the Certificate of Incorporation or Bylaws of Sub, (ii) the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or, in the case of Parent, under the Parent Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by Parent or Sub. Except as set forth in Section 2.4 of the Parent Letter, no filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or the Parent Ancillary Agreements by Parent or is necessary for the consummation by Parent or Sub of the Merger and the other transactions contemplated by this Agreement or the Parent Ancillary Agreements, except for (i) in connection, or in compliance with the provisions of the Bank Holding Company Act of 1956, as amended (together with the rules and regulations promulgated thereunder, the "Bank Act"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the "HSR Act"),
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (iv) such filings as may be required in connection with the taxes described in Sections

5.7, 5.8 and 5.9, (v) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and Nasdaq, (vi)~applicable requirements, if any, under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or, in the case of Parent, under the Parent Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by Parent or Sub.

     Section 2.5 SEC Documents and Other Reports.

     Parent has filed all required documents with the SEC between January 1, 2000 and the date hereof (the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, to "Exchange Act"), as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by GAAP, Parent has not, since December 31, 1999, made any material change in the accounting practices or policies applied in the preparation of financial statements included in the Parent SEC Documents.

     Section 2.6 Actions and Proceedings.

     Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement and except as set forth in Section 2.6 of the Parent Letter, as of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Parent Ancillary Agreements. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, and except as set forth in Section 2.6 of the Parent Letter, as of the date hereof, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against Parent or any of its Subsidiaries, or, to the Knowledge of Parent (as hereinafter defined), against any of the present or former directors or officers of Parent or any of its Subsidiaries, as such, or any of its or their properties, assets or businesses that, individually or in the aggregate, would have a Material Adverse Effect on Parent. For purposes of this Agreement, "Knowledge of Parent" means the actual knowledge of the individuals identified in Section 2.6 of the Parent Letter.

     Section 2.7 Required Vote of Parent Stockholders.

     No vote of the securityholders of Parent is required by law, the Parent Charter or the Parent Bylaws or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

     Section 2.8 Pooling of Interests; Reorganization.

     To the Knowledge of Parent,  neither Parent nor any of its Subsidiaries has
(i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 2.9 Tax Matters.

     Except as otherwise set forth in Section 2.9 of the Parent Letter, as of the date hereof, (i) Parent and each of its Subsidiaries have filed all federal, and all material state, local and foreign, Tax Returns (as hereinafter defined) required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (iii) Parent and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on Parent; and (iv) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested other than any deficiencies or assessments that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity with respect thereto, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 2.10 Brokers.

     No broker, investment banker or other Person, other than William Blair & Company, L.L.C., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     Section 2.11 Operations of Sub.

     Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 2.12 Permits and Compliance; Defaults.

     Each of Parent and its Subsidiaries is in possession of all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary to entitle Parent or any of its Subsidiaries to own, lease or possess, and operate and use its assets and to carry on its business substantially as currently conducted (herein collectively called the "Parent Permits"), and each of the material Parent Permits are valid and in full force and effect, except where the failure to be in possession of any of the Parent Permits or the failure of any such Parent Permit to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance in all material respects with their respective obligations under the Parent Permits, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

     Section 2.13 Certain Agreements.

     Except as set forth in Section 2.13 of the Parent Letter, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any contract, agreement or arrangement which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Documents. As of the date of this Agreement, each contract, agreement or arrangement of Parent or its Subsidiaries which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) is valid and binding on Parent or its respective Subsidiary, as applicable, and in full force and effect and Parent and each Subsidiary has performed in all material respects its obligations required to be performed by it to the date hereof under each such contract, agreement or arrangement, except where the failure of any such contract to be valid and binding or in full force and effect or the failure of any such obligation to have been performed would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     Section 2.14 ERISA.

     (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, each Parent Plan (as hereinafter defined) complies in all material respects with Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, and (ii) to the Knowledge of Parent, no "reportable event" (within the meaning of Section 4043 of ERISA) for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation ("PBGC") has occurred prior to the date hereof with respect to any Parent Plan. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, neither Parent nor any of its ERISA Affiliates (as hereinafter defined) has, within the five years preceding the date hereof, withdrawn from any Parent Plan or Parent Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, no Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 301 of ERISA), whether or not waived.

     (b) Except as listed in Section 2.14 of the Parent Letter, with respect to the Parent Plans, no event has occurred and, to the Knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent or any of its ERISA Affiliates would be subject to any material liability under the terms of such Parent Plans, ERISA, the Code or any other applicable law, other than liabilities for benefits payable in the normal course or premiums to the PBGC and other than any liability that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (c) As used herein, (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Parent Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, or arrangement, in each case established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise has any material liability, (ii) "Parent Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute within the five years preceding the date hereof, or otherwise has material liability, and (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person in either case, pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 3.1 Organization, Standing and Power.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each
Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where any such failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 3.2 Capital Structure.

     (a) The authorized capital stock of the Company consists of 8,000,000 shares of Company Common Stock, 6,000,000 of which are designated as Class A Shares and 2,000,000 of which are designated as Class B Nonvoting Shares. At the close of business on October 4, 2000, (i) 5,160,333 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and none of which has been issued in violation of, or is subject to any preemptive or subscription rights, (ii) no shares of Company

Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, (iii) 258,000 shares of Company Common Stock were reserved for issuance pursuant to the Star Systems, Inc. 2000 Equity Incentive Plan (the "Company Stock Plan"), and (iv) 167,703 options (the "Company Stock Options") to purchase shares of Company Common Stock pursuant to the Company Stock Plan were outstanding. The Company Stock Plan is the only benefit plan of the Company or its Subsidiaries under which any securities of the Company or any of its Subsidiaries are issuable. Since October 4, 2000, except as set forth above, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(a)(i) of the Company Letter (as hereinafter defined), there will be no acceleration in the vesting of the Company Stock Options as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. Except as set forth in Section 3.2(a)(ii) of the Company Letter and except for the Company Stock Options there are no agreements, arrangements, options, warrants, calls, rights, puts or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock or other equity interests or equity equivalents of the Company or any of its Subsidiaries, whether on conversion of other securities or otherwise, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such agreement, arrangement, option, warrant, call, right, put or commitment. Except as set forth in Section 3.2(a)(iii) of the Company Letter, the Company is not a party to, and does not otherwise have any Knowledge of the current existence of, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company. True and complete copies of the Company Charter, Company Bylaws, and the agreements and other instruments referred to in Section 3.2(a) of the Company Letter have been delivered to Parent.

     (b) Each outstanding share of capital stock (or other equity interest or equity equivalent, as the case may be) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other equity interest or equity equivalent, as the case may be) is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     (c) Section 3.2(c)(i) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated the Company Letter (the "Company Letter") sets forth the name and address of each holder of record of shares of capital stock of the Company outstanding on the date hereof, together, in each case, with the number of shares of Company Common Stock held by such holder. Section 3.2(c)(ii) of the Company Letter sets forth each Company Stock Option issued by the Company, together, in each case, with the number of shares issuable upon exercise thereof, the grant date, the exercise price, the expiration date, the vesting schedule and any early vesting provisions and the name and address of the record owner thereof. Other than Ronald V. Congemi who holds the Company Stock Options set forth in Section 3.2(c)(ii) of the Company Letter, none of the directors of the Company holds, is eligible to hold or will hold, between the date hereof and the Effective Time, any shares of Company Common Stock or any Company Stock Options. True and complete copies of (i) the Company Stock Plan, and (ii) each instrument governing any Company Stock Option has been delivered by the Company to Parent.

     (d) Section 3.2(d) of the Company Letter sets forth a list of all Subsidiaries and Joint Ventures of the Company and the jurisdiction in which such Subsidiary or Joint Venture is organized. Section 3.2(d) of the Company Letter also sets forth the nature and extent of the ownership and voting interests held by the Company in each such Joint Venture. The Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture. Except as set forth in Section 3.2(d) of the Company Letter, the Company does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity or (ii) control any corporation, partnership, joint venture or other entity. For purposes of this Agreement, "Joint Venture" means any corporation, limited liability company, partnership, joint venture, trust, association or other entity which is not a Subsidiary of the Company, as the case may be, and in which (a) the Company, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests, or (b) the Company or one of its Subsidiaries is a general partner.

     (e) All issued and outstanding shares of Company Common Stock have been issued in compliance with all appropriate securities laws and are subject to all appropriate restrictions on transfer in connection with such laws.

     Section 3.3 Authority.

     On or prior to the date of this Agreement, the Board of Directors of the Company approved this Agreement, declared this Agreement and the Merger advisable and fair to and in the best interest of the Company and its stockholders, resolved to recommend the approval and adoption of this Agreement by the Company's stockholders, directed that this Agreement be submitted to the Company's stockholders for approval and adoption, all in accordance with the DGCL, approved the Stockholder Agreements and approved the other agreements to be entered into by it as contemplated hereby (such other agreements, the "Company Ancillary Agreements"). The Company has the requisite corporate power and authority to enter into this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated by the Company Ancillary Agreements and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to (x) approval and adoption of this Agreement by the stockholders of the Company and
(y) the filing of appropriate Merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company. The Company Ancillary Agreements executed as of the date hereof have each been duly executed and delivered by the Company and no other corporate action on the part of the Company is necessary in connection therewith. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms and each of the Company Ancillary Agreements upon execution and delivery thereof by the Company will constitute the valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     Section 3.4 Consents and Approvals; No Violation.

     Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement and the Company Ancillary Agreements by the Company do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws, (ii) the comparable charter or organizational documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, guaranty, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or
(iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets except, in the case of clauses (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Company Ancillary Agreements or prevent the consummation of the transactions contemplated hereby or thereby by the Company. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Ancillary Agreements by the Company or is necessary for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the Company Ancillary Agreements, except for
(i) in connection, or in compliance with, the provisions of the Bank Act and the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) State Takeover Approvals, (iv) such filings as may be required in connection with the taxes described in Sections 5.7, 5.8 and 5.9, (v) applicable requirements, if any, under foreign laws, and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Company Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by the Company.

     Section 3.5 Financial Statements.

     Section 3.5 of the Company Letter contains (i) the balance sheet (the "Balance Sheet") of the Company and its subsidiaries as of December 31, 1999 (the "Balance Sheet Date") and the related statements of income, stockholders' equity and cash flows for the year then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon of Deloitte & Touche, LLP, independent public accountants (the "Audited Financial Statements"), and (ii) the unaudited balance sheet of the Company and its Subsidiaries as of July 31, 2000 and the related unaudited statements of income, stockholders' equity and cash flows for the seven months then ended (the "Unaudited Financial Statements" and together with the Audited Financial Statements, the "Financial Statements"). Except as disclosed in the notes thereto, the Financial Statements have been prepared in conformity with GAAP consistently applied and fairly present in all material respects the financial position of the Company and its Subsidiaries at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated (except that the Unaudited Financial Statements are subject to normal year-end audit adjustments and do not contain footnotes).

     Section 3.6 No Dividends; Absence of Certain Changes or Events.

     (a) Except as set forth in Section 3.6(a) of the Company Letter, since December 31, 1999, the Company has not declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders (and no record date with respect to any of the foregoing has occurred) or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest.

     (b) Except as set forth in Section 3.6(b) of the Company Letter, since the Balance Sheet Date there has been:

     (i) no Material Adverse Change with respect to the Company; and

     (ii) no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any material assets or business of the Company or any of its Subsidiaries.

     (c) Except as set forth in Section 3.6(c) of the Company Letter, since the Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Section 3.6(c) of the Company Letter, neither the Company nor any of its Subsidiaries has:

     (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

     (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities or borrowed or agreed to borrow any funds, other than in the ordinary course of business consistent with past practice;

     (iii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or liabilities and obligations not exceeding $50,000 in the aggregate;

     (iv) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement (as hereinafter defined);

     (v) undertaken or committed to undertake capital expenditures exceeding $50,000 for any single project or related series of projects or $200,000 in the aggregate;

     (vi) made charitable donations in excess of $10,000 in the aggregate;

     (vii) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company or any of its Subsidiaries to any of the stockholders of the Company or any of their respective Affiliates (as hereinafter defined)), or mortgaged or pledged, or imposed or suffered to be imposed any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind (an "Encumbrance"), on any of the assets reflected on the Balance Sheet or any assets acquired by the Company or any of its Subsidiaries after the Balance Sheet Date, except for inventory and immaterial amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for (A)~liens for taxes and other governmental charges and assessments which are not yet due and payable, (B)~liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (C)~other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection (each, a "Permitted Encumbrance");

     (viii) canceled any debts owed to or claims held by the Company or any of its Subsidiaries (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice or debts or claims not exceeding $50,000 in the aggregate;

     (ix) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No.
13);

     (x) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

     (xi) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

     (xii) instituted any increase in any compensation payable to any employee, director or consultant of the Company or any of its Subsidiaries or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or any of its Subsidiaries except, in case of employees other than directors or officers, salary increases in connection with annual or periodic compensation reviews in the ordinary course of business consistent with the Company's past practice;

     (xiii) settled or compromised any material federal, state, local or foreign income tax liability;

     (xiv) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, took any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

     (xv) made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Financial Statements; or

     (xvi) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice.

     (d) Except as set forth in Section 3.6(d) of the Company Letter, neither the Company nor any of its Subsidiaries is subject to any liability (including, without limitation, unasserted claims), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of its business consistent with past practice after the Balance Sheet Date or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (e) For purposes of this Agreement, "Knowledge of the Company" means the actual knowledge of the individuals identified in Section 3.6(e) of the Company Letter.

     Section 3.7 Governmental Permits.

     Each of the Company and its Subsidiaries owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary to entitle the Company or any of its Subsidiaries to own, lease or possess, and operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called the "Company Permits"), except where the failure to be in possession of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Complete and correct copies of all of the material Company Permits have been made available to Parent.

     Each of the Company and its Subsidiaries has substantially fulfilled and performed its obligations under each of the Company Permits as of the date hereof and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened and each of the material Company Permits is valid, subsisting and in full force and effect, except where the failure of any such Company Permit to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company and will continue in full force and effect after the Effective Time, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Entity.

     Section 3.8 Tax Matters.

     (a) Except as otherwise set forth in Section 3.8(a) of the Company  Letter,
(i) the Company and each of its Subsidiaries have filed all federal, and all material state, local and foreign, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iii) the Company and each of its Subsidiaries have complied in all respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iv) all Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service ("IRS") or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending;
(vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested; (vii) no withholding is required under Section 1445 of the Code in connection with the Merger; (viii) neither the Company nor any of its Subsidiaries is a party to any tax allocation or sharing agreement and neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or has any material liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise;
(ix) there are no liens for Taxes upon the assets of the Company or any of its Subsidiaries except liens relating to current Taxes not yet due; and (x) none of the Company or any of its Subsidiaries has waived or been requested to waive any statute of limitations in respect of Taxes, which waiver or request is currently in effect.

     (b) Except as otherwise set forth in Section 3.8(b) of the Company Letter, as a result of the transactions contemplated by this Agreement, none of the Company, any Subsidiary of the Company, or Parent has made, or will be obligated to make, a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (c) None of the Company, any predecessor of the Company or any Subsidiary of the Company is (and none thereof has ever been), a member of (i) any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) or (ii) any other group of corporations or entities which files or has filed Tax Returns on a combined, consolidated or unitary basis.

     Section 3.9 Actions and Proceedings.

     Except as set forth in Section 3.9 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity or actions, suits, labor disputes or other litigation or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees or, to the Knowledge of the Company, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, or any of its or their properties, assets or business or any Company
Plan (as hereinafter defined). The Company and each of its Subsidiaries has complied in all material respects with all Requirements of Laws which are applicable to the Company's assets or business. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, or, to the Knowledge of the Company, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Company Ancillary Agreements. For purposes of this Agreement, "Requirements of Laws" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Entity (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

     Section 3.10 Certain Agreements.

     Except as set forth in Section 3.10 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Section 3.10 of the Company Letter, no holder of any option or warrant to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option, warrant or shares.

     Section 3.11 ERISA.

     (a) Each Company Plan (as hereinafter defined) is listed in Section 3.11(a) of the Company Letter, true and complete copies of which have heretofore been delivered to Parent. Except as set forth in Section 3.11(a) of the Company Letter, (i)~each Company Plan complies in all material respects with Title IV of ERISA, the Code and all other applicable statutes and governmental rules and regulations, and (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement to the PBGC has not been waived. Neither the Company nor any of its ERISA Affiliates has within the five years preceding the date hereof withdrawn from any Company Plan that is a defined benefit plan qualified under
Section 401(a) of the Code or any Company Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so. No action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

     (b) Except as listed in Section 3.11(b) of the Company Letter, with respect to the Company Plans, no event has occurred and, to the Knowledge of the

Company, there exists no condition or set of circumstances in connection with which the Company or its ERISA Affiliates or Company Plan fiduciary could be subject to any material liability under the terms of such Company Plans, ERISA, the Code or any other applicable law, other than liabilities for benefits payable in the normal course or premiums to the PBGC that are not yet due. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified or, if no such determination has been made, all such Company Plans qualify in form with Section 401(a) of the Code, and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in Section 3.11(b) of the Company Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

     (c) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute within the five years preceding the date hereof or otherwise may have any liability.

     (d) Section~3.11(d) of the Company Letter contains a list, and the Company has heretofore provided to Parent a true and complete copy, of all (i) severance, employment and consulting agreements with employees and consultants of the Company and each of its ERISA Affiliates and (ii) severance programs and policies of the Company and each of its ERISA Affiliates with or relating to its employees.

     Section 3.12 Worker Safety and Environmental Laws.

     The properties, assets and past and present operations of the Company and its Subsidiaries have been and are in all material respects in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 3.13 Labor Matters.

     The Company has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any withholding taxes or penalties for failure to comply with any of the foregoing, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries.

     Section 3.14 Intellectual Property; Software.

     (a) For purposes of this Agreement, the term "Intellectual Property" means the intellectual property owned by, licensed to, or used by the Company or any Subsidiary of the Company that relate to either the Company's or such Subsidiary's business, including without limitation:

     (i) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto ("Patent Rights");

     (ii) all United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which the Company or any Subsidiary of the Company is conducting its business or has within the previous five years conducted its business), and any other source-identifying designations or devices, including any combinations and variations thereof, and associated goodwill, whether registered or unregistered, and pending applications to register the foregoing ("Trademarks");

     (iii) all United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same ("Copyrights");

     (iv) all Internet domain names and registrations thereof ("Domain Names"); and

     (v) all confidential  ideas, trade secrets,  computer  software,  including source code, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information ("Trade Secrets").

     Section 3.14(a) of the Company Letter sets forth all Patent Rights, Trademarks, Copyrights and Domain Names owned by, licensed to, or used by the Company or any Subsidiary of the Company that are material to the conduct of the Company's or such Subsidiary's business as presently conducted.

     (b) For purposes of this Agreement, the term "Software" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form, owned by, licensed to, or used by the Company or any Subsidiary of the Company that are material to the conduct of the Company's or such Subsidiary's business as presently conducted. Section 3.14(b) of the Company Letter sets forth such Software.

     (c) Section 3.14(c) of the Company Letter contains a list and description of all agreements, commitments, contracts, understandings, licenses, sublicenses, assignments and indemnities which relate or pertain to any Intellectual Property or Software and are material to the conduct of the Company or any Subsidiary's business as currently conducted, to which the Company or any Subsidiary is a party, showing in each case the parties thereto.

     (d) Except as disclosed in Section 3.14(d) of the Company Letter, and except with respect to software licensed to the Company that is subject to "shrink-wrap" license agreements, either the Company or a Subsidiary of the Company has, through ownership or licensing, all perpetual, unrestricted and royalty-free rights to use the Intellectual Property as are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

     (e) Except as disclosed in Section 3.14(e) of the Company Letter, neither the Company nor any Subsidiary of the Company is in breach of or is aware of any allegation (communicated orally or in writing) that the Company or any Subsidiary of the Company is in breach of any material provision of any material agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any of the Intellectual Property or Software and the Company has not taken any action which would impair or otherwise materially adversely affect its rights in any of the Intellectual Property or Software. The transactions contemplated by this Agreement and the Company Ancillary Agreements shall have no material adverse effect on the validity and enforceability of any of the Intellectual Property, Software or materials identified in Sections 3.14(a) and (b) of the Company Letter, and, except as disclosed in Section
3.14(e) of the Company Letter, the right, title and interest thereto of the Company or any Subsidiary of the Company immediately after the Effective Time shall be identical to that of the Company or such Subsidiary immediately prior to the Effective Time.

     (f) Section 3.14(a) of the Company Letter includes a complete list of all issued patents, pending patent applications, trademark registrations, pending trademark registration applications, registered copyrights and pending copyright registration applications owned by the Company or any Subsidiary (collectively, the "Registered Intellectual Property"). Except as disclosed in Section 3.14(a) of the Company Letter: (i) the Registered Intellectual Property has not been sold, assigned or transferred to a third party, or abandoned or permitted to lapse, and is not the subject of any pending opposition proceedings, office actions, pending cancellation proceedings, pending interference proceedings, pending lawsuit naming the Company or any Subsidiary as a party, or other pending challenges or proceedings of which the Company or any Subsidiary has knowledge; (ii) all registrations for Intellectual Property identified as being owned by the Company are valid and in force, and all applications to register any unregistered Intellectual Property are pending and in good standing, all without challenge of any kind; (iii) the Intellectual Property owned by the Company is valid and enforceable; and (iv) each of the Company and its Subsidiaries has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Company and such Subsidiaries, and to the Knowledge of the Company, there is no basis for any such action.

     (g) Except as disclosed in Section 3.14(g) of the Company Letter, each of the employees, agents, consultants, contractors or others who have contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of the Company or its Subsidiaries: (i) has executed an assignment or an agreement to assign to the Company of all right, title and interest in such Intellectual Property; (ii) is a party to a valid "work-for-hire" agreement under which the Company or any Subsidiary is deemed to be the original owner/author of all copyrightable subject matter included in such Intellectual Property; or (iii) is otherwise deemed by operation of law to have vested in the Company or any Subsidiary all right, title and interest in such Intellectual Property by virtue of his employment relationship with the Company or any such Subsidiary.

     (h) Except as disclosed in Section 3.14(h) of the Company Letter, to the Knowledge of the Company, no infringement of any copyright, trademark, service mark, trade name, patent, patent right, or trade secret or other property right of any third Person has occurred or results in any way, no claim of any such infringement has been made or asserted against the Company or any Subsidiary of the Company, and neither the Company nor any Subsidiary has had notice of, nor to the Knowledge of the Company, does any basis for such a claim exist, in connection with the operations, products (including software, equipment, machinery or other devices), processes, methods or activities of the business of the Company or any Subsidiary of the Company as presently conducted.

     (i) Except as disclosed in Section 3.14(i) of the Company Letter, neither the Company nor any Subsidiary of the Company, nor their respective employees or agents, have taken any of the following actions such that a Material Adverse
Effect on its rights in the Intellectual Property or Software would result: disclosing or providing access to source code for the Software except to employees of the Company or its Subsidiaries bound by confidentiality obligations to the Company or its Subsidiaries, or to third party consultants bound by confidentiality agreements; disclosing any Trade Secrets without an appropriate non-disclosure agreement; providing access to the Software without restrictions on use (including against copying, sale, transfer, decompilation, disassembly or reverse-engineering); or embedding, incorporating or modifying third-party software or other material without adequate permission.

     (j) Except as disclosed in Section 3.14(j) of the Company Letter: (i) the Software is not subject to any transfer, assignment, site, equipment, or other operational limitations; (ii) the Company has maintained and protected the Software it owns (the "Owned Software") (including, without limitation, all source code and system specifications) with appropriate proprietary notices (including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. Section 401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain;
(iv) the Company has copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) the Company has complete and exclusive right, title and interest in and to the Owned Software; (vi) to the Knowledge of the Company, the Owned Software does not infringe any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person; (vii) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level or proprietary language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Company;
(viii) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; (ix) the Owned Software complies with all applicable Requirements of Laws relating to the export or reexport of the same; and (x) to the Knowledge of the Company, the Owned Software licensed to third parties in the ordinary course of the Company's business may be exported or reexported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the U.S. Department of Commerce and/or the United States State Department.

     Section 3.15 Availability of Assets and Legality of Use.

     Except as set forth in Section 3.15 of the Company Letter, the assets owned or leased by the Company and its Subsidiaries constitute all the assets used in its business (including, but not limited to, all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended. Except as set forth in Section 3.15 of the Company Letter, there are no material services provided by any of the stockholders of the Company or any of their Affiliates to the Company or any Subsidiary of the Company utilizing either (i) assets not owned by the Company or its Subsidiaries as of the Effective Time or (ii) Persons not employed by the Company or its Subsidiaries. For purposes of this Agreement, "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this Agreement, "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.

     Section 3.16 Real Property.

     Neither the Company nor any of its Subsidiaries owns any real property or holds any option to acquire any real property.

     Section 3.17 Real Property Leases.

     Section 3.17 of the Company Letter sets forth a list of each lease or similar agreement (the "Real Property Leases") under which the Company or any Subsidiary of the Company is lessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property") as of the date hereof. Except as set forth in Section 3.17 of the Company Letter each of the Company and its Subsidiaries has the right to quiet enjoyment of all the real property described in such Schedule of which it is the lessee for the full term of each such lease or similar agreement (and any related renewal option) relating thereto, and the leasehold or other interest of the Company or any Subsidiary in such real property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances and except for such Encumbrances as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Complete and correct copies of the Real Property Leases have been made available by the Company to Parent.

     Section 3.18 Personal Property Leases.

     Section 3.18 of the Company Letter sets forth a list of each lease or other agreement or right, whether written or oral, under which the Company or any Subsidiary of the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company or any Subsidiary of the Company without penalty or payment on notice of 30 days or less, or which involves the payment by the Company or any Subsidiary of the Company of rentals of less than $100,000 per year.

     Section 3.19 Title to Assets.

     Each of the Company and its Subsidiaries has good title to all of its assets reflected on the Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Section 3.19 of the Company Letter.

     Section 3.20 Contracts.

     Except as set forth in Section 3.20 of the Company Letter, and except for those contracts expressly permitted by Section 4.1 which are entered into after the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to or bound by:

     (i) any contract for the purchase, sale or lease of real property other than the Real Property Leases;

     (ii) any contract for the purchase of raw materials, other than in the ordinary course of business;

     (iii) any contract for the sale of goods or services, other than in the ordinary course of business;

     (iv) any contracts relating to the marketing, distribution or manufacturing of products, services, processes or technology individually involving more than $50,000;

     (v) any contract for the purchase, licensing or development of software to be used by the Company or any Subsidiary of the Company individually involving more than $50,000, other than software licensed to the Company that is subject to "shrink-wrap" license agreements;

     (vi) any guarantee of the obligations or liabilities of customers, suppliers, officers, directors, employees, Affiliates of the Company or its Subsidiaries, or any other Persons other than guarantees that are immaterial in amount;

     (vii) any agreement which provides for, or relates to, the incurrence by the Company or any Subsidiary of the Company of debt for borrowed money or the extension of credit by the Company or any Subsidiary of the Company to any other Person other than routine extensions of trade credit in the ordinary course of business;

     (viii) any agreement or understanding with a third Person that restricts the Company or any Subsidiary from carrying on its business anywhere in the world;

     (ix) any contract which provides for, or relates to, any non-competition arrangement with any Person, including any current or former officer or employee of the Company or any Subsidiary;

     (x) any contract or group of related contracts for capital expenditures in excess of $250,000 for any single project or related series of projects;

     (xi) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

     (xii) any contract which involves future payments or receipts by the Company or any Subsidiary of the Company of more than $250,000, other than contracts the subject matter of which is described in clauses (i) through (xi), inclusive, above;

     (xiii) any contract with any stockholder relating to processing or network participation services (the "Member Agreements"); or

     (xiv) any contract for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in
Section 3.20 of the Company Letter) which is material to the Company, any Subsidiary of the Company or their respective businesses.

     Section 3.21 Status of Contracts.

     Except as set forth in Section 3.21 of the Company Letter, each of the leases, contracts and other agreements listed in Sections 3.11, 3.14, 3.17, 3.18 and 3.20 of the Company Letter (collectively, the "Company Agreements") constitutes a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect and (except as set forth in Section 3.4 of the Company Letter and except for those Company Agreements which by their terms will expire prior to the Effective Time or are otherwise terminated prior to the Effective Time in accordance with the provisions hereof) will continue in full force and effect after the Effective Time, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Each of the Company and its Subsidiaries has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and neither the Company nor any Subsidiary of the Company is in, or alleged in writing to be in, breach or default under any of the Company Agreements and, to the Knowledge of the Company, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or any Subsidiary of the Company, to the Knowledge of the Company, by any such other party. Complete and correct copies of each of the Company Agreements have heretofore been made available to Parent.

     Section 3.22 Insurance.

     Section 3.22 of the Company Letter sets forth a list of insurance maintained, owned or held by the Company or any Subsidiary. The Company and its Subsidiaries shall keep or cause such insurance or comparable insurance in full force and effect through the Effective Time. Each of the Company and its Subsidiaries has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner except for any non-compliance or failure that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 3.23 Budgets.

     Section 3.23 of the Company letter sets forth (a) as of the date hereof the budgets of capital, payroll and other expenditures of the Company and its Subsidiaries prepared in the ordinary course of its business for the fiscal year ending December 31, 2000 and (b) the total capital expenditures through July 31, 2000, if any, for each capital expenditure project for which funds are proposed to be expended during 2000.

     Section 3.24 Takeover Statutes and Charter Provisions.

     To the Knowledge of the Company, no state takeover statutes or charter or bylaw provisions are applicable to the Merger, this Agreement, the Stockholder Agreements, the Parent Ancillary Agreements and the Company Ancillary Agreements, and the transactions contemplated hereby and thereby.

     Section 3.25 Required Vote of Company Stockholders.

     The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to adopt this Agreement. No other vote of the securityholders of the Company is required by law, the Company Charter or the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and by the Parent Ancillary Agreements and the Company Ancillary Agreements.

     Section 3.26 Opinion of Financial Advisor.

     The Company has received the written opinion of Merrill Lynch & Co., dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock, from a financial point of view, a copy of which opinion has been delivered to Parent.

     Section 3.27 Pooling of Interests; Reorganization.

     To the Knowledge of the Company, neither it nor any of its Subsidiaries has
(i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 3.28 Brokers.

     No broker, investment banker or other Person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Company (as reflected in an agreement between Merrill Lynch & Co. and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

     Section 3.29 Hart-Scott-Rodino. The Company is its own sole "ultimate parent entity" (as defined in 16 C.F.R. Section 801.1(a)(3) (1995)).

     Section 3.30 Stockholder Information.

  None of the information presented to the Company's stockholders in connection with the solicitation of the Stockholder Consent (the "Stockholder Information") will, at the time of the mailing or presentation of such information or at the effective time of the Stockholder Consent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the effective time of the Stockholder Consent any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required at that time to be described in the Stockholder Information in order for this representation to be true and correct, the Company shall advise Parent and, if requested by Parent, promptly notify the stockholders of the Company of such event. The Company will comply with the provisions of the DGCL in seeking the Stockholder Consent and notifying its stockholders of the taking of such action by consent.

       Section 3.31                    Investor Qualifications.

     (a) Each Company Stockholder is an "accredited" investor as such term is defined in Regulation D promulgated pursuant to the Securities Act. Each Company Stockholder, by reason of such Company Stockholder's knowledge in business or financial matters, either alone or with a Company Stockholder representative, is capable of evaluating the merits and risks of Company Stockholder's investment in Parent Common Stock, and will be making an informed investment decision in connection with its acquisition of the Parent Common Stock and the Stockholder Consent.

     (b) Each Company Stockholder is acquiring or will be acquiring the Parent Common Stock for investment for such Company Stockholder's own account, not as a nominee or agent, for investment purposes only and not with the view to, or for resale in connection with, any distribution thereof. Each Company Stockholder understands that any offer and sale of the Parent Common Stock pursuant hereto has not been, and will not be, registered under the Securities Act by reason of Parent's reliance on a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent of the Company Stockholders and the accuracy of the representations as expressed herein. Each Company Stockholder, if other than a natural person, has not been formed for the specific purpose of acquiring the Parent Common Stock.

     (c) There are substantial restrictions on the transferability of the Parent Common Stock. The Parent Common Stock is not, and Company Stockholders have no right (other than as set forth in the Registration Rights Agreement) to require that the Parent Common Stock be registered under the Securities Act. Accordingly, Company Stockholders may have to hold the Parent Common Stock indefinitely and it may not be possible for Company Stockholders to liquidate their Parent Common Stock.

     (d) No Company Stockholder will be acquiring the Parent Common Stock as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of purchase by a person not previously known to the Company Stockholders in connection with investments in securities generally.

     (e) The Parent Common Stock acquired hereunder may not be offered, sold, or otherwise transferred, pledged or hypothecated unless (i) such Parent Common Stock shall have been registered under the Securities Act and any and all such other applicable laws or (ii) Parent receives an opinion of counsel, in form and substance satisfactory to Parent, to the effect that registration of such securities is not required.



                    COVENANTS RELATING TO CONDUCT OF BUSINESS


     Section 4.1 Conduct of Business Pending the Merger.

     (a) Except as  expressly  permitted  by clauses (i) through  (xvii) of this
Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

     (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than dividends by the Company's Subsidiaries to the Company), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other equity interests or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, equity interests, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock pursuant to the Company Stock Options outstanding as of the date of this Agreement, in each case, in accordance with its current terms;

     (iii) amend the Company Charter or Company Bylaws or other comparable charter or organizational documents of any of its Subsidiaries;

     (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;

     (v) sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice and other than sales, leases or licenses of products or services involving less than $50,000 in the aggregate;

     (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than (A) indebtedness for borrowed money under its Credit Agreement, dated as of March 24, 1998, between the Company and certain of its Subsidiaries and First Union National Bank, as amended, provided that the aggregate principal amount outstanding at any time under such agreement would not exceed $15.9 million, (B) indebtedness, guarantees, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (C) cash management activities carried on in the ordinary course of business consistent with past practice, and (D) advances to employees for travel and related business expenses consistent with Company policies and past practices;

     (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

     (viii) enter into, adopt or amend any severance plan, agreement or arrangement, Company Plan or employment or consulting agreement, including, without limitation, the Company Stock Options;

     (ix) except as set forth in Section 4.1(a)(ix) of the Company Letter, increase the compensation or benefits payable or to become payable to its directors, officers or employees or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any current or former director or officer of the Company or any of its Subsidiaries, except, in case of employees other than directors or officers, in the ordinary course of business consistent with the Company's past practice in connection with annual compensation reviews but in no event to exceed a 5% increase in the aggregate, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement, including the Company Stock Plan, for the benefit of any current or former director, officer or employee;

     (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

     (xi) make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

     (xii) except as set forth in Section 4.1(a)(xii) of the Company Letter, prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

     (xiii) settle or compromise any material federal, state, local or foreign income Tax liability;

     (xiv) enter into, amend, waive any rights under or terminate (a) any agreement or contract material to the Company and its Subsidiaries, taken as a whole, (b) any Member Agreement, (c) any noncompetition agreement, or (d) any agreement pursuant to which any third party is granted marketing, distribution, manufacturing or any other related rights with respect to any Company product, services, processes or technology; or, except as set forth in Section 4.1(a)(xiv) of the Company Letter, incur, make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $200,000;

     waive or release any material right or claim, or pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practice;

     (xv)   initiate,   settle  or  compromise  any  litigation  or  arbitration
proceeding;

     (xvii) permit any director of the Company to hold any shares of Company Common Stock or, other than the Company Stock Options owned by Ronald V. Congemi as of the date hereof, permit any director of the Company to be granted or to hold any Company Stock Options; or

     (xviii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 4.2 No Solicitation.

     (a) From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the effective date of the Stockholder Consent, nothing contained in this Agreement shall prevent the Company or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Takeover Proposal by such Person, if and only to the extent that (w) such Takeover Proposal would, if consummated, result in a transaction that would, in the reasonable good-faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and, in the reasonable good-faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, the Person making such Superior Proposal has the financial means to conclude such transaction, (x) the failure to take such action would in the reasonable good-faith judgment of the Board of Directors of the Company, on the basis of the advice of the outside corporate counsel of the Company, violate the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law, (y) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, such Board of Directors receives from such Person an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement (as defined below) and (z) the Company shall have fully complied with this Section 4.2. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer, or any expression of interest, by any Person other than Parent or Sub relating to the Company's willingness or ability to receive or discuss a proposal or offer for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, a substantial portion of the voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     (b) The Company shall advise Parent orally (within one business day) and in writing (as promptly as practicable) of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal, (ii) the material terms of such Takeover Proposal and (iii) the identity of the Person making any such Takeover Proposal or inquiry. The Company will keep Parent informed of the status and details of any such Takeover Proposal or inquiry.

     Section 4.3 Third Party Standstill Agreements.

     (a) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

     Section 4.4 Pooling of Interests; Reorganization.

     (a) During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall (a) knowingly take or fail to take any action, which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (b) knowingly take or fail to take any action, which action or failure would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take, or cause to be taken, all actions reasonably necessary in order for the Merger to be treated as a pooling of interests for accounting purposes.

                              ADDITIONAL AGREEMENTS


     Section 5.1 Stockholder Consent.

     (a) The Company will, as soon as practicable following the date of this Agreement, duly submit to its stockholders this Agreement for the purpose of considering the approval of this Agreement and the Merger, all in accordance with the DGCL, the Company Charter and the Company Bylaws. The Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and shall use all commercially reasonable efforts (including direction from the Company's Board of Directors that the stockholders take such action by written consent in accordance with the Company Charter) to solicit such approval by its stockholders in the form of a written consent in form and substance reasonably acceptable to Parent (the "Stockholder Consent"). In connection with soliciting such consent, the Company and Parent shall promptly prepare an information statement. Parent and the Company shall furnish all information concerning Parent or the Company, as the case may be, as may be reasonably requested in connection with such information statement. If at any time prior to the effective time of the Stockholder Consent, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to such information statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement prepared by Parent and the Company describing such information shall be, to the extent required by law, disseminated by the Company to the stockholders of the Company. The Company's Board of Directors shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent, such recommendation. The Company agrees to submit this Agreement and such information statement to its stockholders for approval whether or not the Board of Directors of the Company determines at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it. The Company shall use commercially reasonable efforts to obtain the Stockholder Consent no later than 45 days after the date hereof.

     (b) As promptly as practicable after obtaining the Stockholder Consent, but in no event later than 20 business days prior to the Closing Date, the Company shall notify each of its stockholders who is entitled to appraisal rights of the approval of the Merger and that appraisal rights are available, pursuant to
Section 262 of the DGCL. Such notice shall be in a form reasonably acceptable to Parent. The Company shall advise Parent as promptly as practicable of any notice received from any stockholder of the Company purporting to demand the appraisal of such stockholder's shares of Company Common Stock.

     Section 5.2 Access to Information.

     (a) Subject to contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all of its employees, customers, properties, assets, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties, assets and personnel as Parent may reasonably request. Parent shall afford to the accountants, counsel, financial advisors and other representatives of the Company reasonable access to the executive officers of Parent during normal business hours during the period from the date of this Agreement through the Effective Time. No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained pursuant to this Section 5.2 shall be kept confidential in accordance with the Confidentiality Agreement, dated July 12, 2000 between Parent and the Company (the "Confidentiality Agreement").

     Section 5.3 Fees and Expenses.

     (a) Except as provided in this Section 5.3 and Section 5.7, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including, without limitation, filing fees under the Bank Act and the HSR Act) shall be divided equally between Parent and the Company.

     Section 5.4 Company Stock Plan.

     (a) At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to the Company Stock Plan shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio at an exercise price per share of Parent Common Stock (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Exchange
Ratio. With respect to Company Stock Options that are not Incentive Stock Options (as defined in Section 422 of the Code), Parent shall pay cash to holders of Company Stock Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise of Substitute Options for shares of Parent Common Stock. After the Effective Time, except as provided above in this Section 5.4, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option at the Effective Time. Notwithstanding anything in Section 5.4 to the contrary, the adjustments provided therein with respect to any Company Stock Options that are Incentive Stock Options shall be effected in a manner consistent with the requirements of
Section 424(a) of the Code. The Company shall take all necessary action to implement the provisions of this Section 5.4(a) including, without limitation, any action necessary or advisable to be taken by the Committee (as such term is defined in the Company Stock Plan).

     (b) Any shares of Company Common Stock issued upon exercise of options under the Company Stock Plan have been issued in compliance with all appropriate securities laws and are subject to all appropriate restrictions on transfer in connection with such laws.

     (c) As soon as reasonably practicable after the Effective Time but in any event within 30 days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Stock subject to Substitute Options, or shall cause such

Substitute Options to be deemed to be issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have been previously registered pursuant to an appropriate registration form. In addition to any requirement of the Company Stock Plan, any Parent Common Stock issued upon exercise of a Company Stock Option prior to effectiveness of such registration statement shall bear the legend set forth in Section 1.6(b).

     Section 5.5 Commercially Reasonable Efforts; Pooling of Interests.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to using commercially reasonable efforts for the purpose of: (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act, the Bank Act and State Takeover Approvals), (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) taking, together with their respective accountants, all actions reasonably necessary in order to obtain a favorable determination (if required) from the SEC that the Merger may be accounted for as a pooling of interests in accordance with GAAP, and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     (b) Each party shall use all commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     (c) Notwithstanding anything to the contrary contained in this Agreement (including without limitation this Section 5.5), Parent shall have no obligation to oppose, challenge or appeal any suit, action or proceeding by any Governmental Entity before any court or governmental authority, agency or tribunal, domestic or foreign (i) seeking to restrain or prohibit or restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit or seeking to apply conditions on or prohibiting, limiting or imposing conditions on the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets (including without limitation any agreement) of the Company, Parent or any of their respective Subsidiaries or that otherwise would have, individually or in the aggregate, an adverse effect on Parent, the Company or any of their respective Subsidiaries, or (iii) seeking to compel or compelling the Company, Parent or any of their respective Subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets (including without limitation any agreement) of the Company, Parent or any of their respective Subsidiaries. Parent shall have no obligation to commence any suit, action or proceeding in any court or before any governmental authority, agency or tribunal, domestic or foreign, in connection with the transactions contemplated by this Agreement. Further, notwithstanding anything to the contrary contained in this Agreement, (including without limitation this Section 5.5), Parent shall have no obligation (i) to dispose of, hold separate or grant any rights in respect of, any portion of the business or assets (including without limitation any agreement) of the Company, Parent or any of their respective Subsidiaries, or (ii) to agree to any limitations or conditions with respect to any portion of the business or assets (including without limitation any agreement) of the Company, Parent or any of their respective Subsidiaries if such limitations or conditions, either alone or together with any other factors, in the good faith opinion of Parent, would have a Material Adverse Effect on the Company, Parent or any of their respective Subsidiaries or would detract from the value of the Merger to Parent in any material manner. Neither the Company nor any of its Subsidiaries shall take any of the actions described in preceding sentences of this Section 5.5(c) without the prior written consent of Parent.

     (d) Nothing contained in this Section 5.5, shall limit or restrict Parent or any of its Subsidiaries from entering into or effecting any agreement relating to any other business combination, acquisition or merger and no such business combination, acquisition or merger shall be deemed to violate this
Section 5.5; provided, however, that this Section 5.5(d) is not intended to permit Parent to make any acquisition, by means of merger or otherwise, of assets or securities, in each case, which could reasonably be expected to prevent or materially delay obtaining the consents or approvals of any Governmental Entity required under this Agreement.

     Section 5.6 Public Announcements.

     (a) Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the rules of Nasdaq.

     Section 5.7 Real Estate Transfer and Gains Tax.

     (a) Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion.

     Section 5.8 Transfer Tax Filings.

     (a) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes ("Transfer Taxes") which become payable in connection with the transactions contemplated by the Agreement that are required or permitted to be filed on or before the Effective Time.

     Section 5.9 Other Transfer Taxes.

     (a) Parent and Company agree that all Transfer Taxes incurred by Parent, Sub or the Company in connection with the Merger arising on or after the Effective Time shall be borne by the Surviving Corporation and shall not be reimbursed directly or indirectly by Parent.

     Section 5.10 State Takeover Laws.

     (a) If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Company Ancillary Agreements, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

     Section 5.11 Indemnification; Directors and Officers Insurance.

     (a) For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers, employees or agents of the Company and of its Subsidiaries (each an "Indemnified Party") to the full extent permitted by law, any outstanding indemnification agreements listed in Section 5.11 of the Company Letter and the Company Charter or the Company Bylaws as in effect on the date hereof, in each case for all acts or omissions occurring at or prior to the Effective Time, and shall periodically advance litigation expenses reasonably incurred by each such person in connection with defending any claim, action or investigation arising out of such acts or omissions (including the reasonable cost of any investigation and preparation incurred in connection therewith), subject to such person providing an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such person is not entitled thereto. Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current and former directors and officers an insurance and indemnification policy that provides coverage for events existing or occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable with respect to its limits and deductibles than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Parent and Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (b) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) conveys all or substantially all of its properties and assets to any Person then, and in each case, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.11.

     Section 5.12 Notification of Certain Matters.

     (a) Parent shall use its commercially reasonable efforts to give prompt notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Company shall use its reasonable best efforts to give prompt notice to Parent of any change or event which would be reasonably likely to have a Material Adverse Effect on the Company. The delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.13 Compliance with the Securities Act.

     (b) Section 5.13 of the Company Letter contains a list identifying all Persons who, at the effective time of the Stockholder Consent, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, other than directors of the Company who do not own any Company Common Stock or Company Stock Options (the "Rule 145 Affiliates"). The Company shall use its commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to execute and deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of Exhibit B hereto (the "Company Affiliate Letter"). Prior to the Effective Time, if required, the Company shall amend and supplement
Section 5.13 of the Company Letter and use its commercially reasonable efforts to cause each additional Person who is identified as a Rule 145 Affiliate of the Company to execute a Company Affiliate Letter. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by affiliates of the Company pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Letter.

     (b) Section 5.13 of the Parent Letter contains a list identifying those Persons who may be, at the effective time of the Stockholder Consent, affiliates of Parent under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Parent shall use its commercially reasonable efforts to enter into a written agreement in substantially the form of Exhibit C hereto (the "Parent Affiliate Letter") within 30 days of the date hereof with each of such Persons identified in the foregoing list. Prior to the Effective Time, if required, Parent shall amend and supplement Section 5.13 of the Parent Letter and use its reasonable best efforts to cause each additional Person who is identified therein as an affiliate of Parent to execute the Parent Affiliate Letter.

     Section 5.14 Registration Rights Agreement.

     (a) Parent agrees to enter into a Registration Rights Agreement (the "Registration Rights Agreement"), in the form of the attached Exhibit D, with each of the stockholders of the Company who or which elects to become a party thereto by giving Parent written notice to such effect no later than 60 days after the date hereof.

     Section 5.15 Employee Matters.

     (a) To the extent any Parent Plan (or any plan of the Surviving Corporation) shall be made applicable to any employee or former employee of the Company, Parent shall, or shall cause the Surviving Corporation to, grant to employees and former employees of the Company credit for service with the Company and its Subsidiaries (or service credited by the Company and its Subsidiaries) for the purposes of determining eligibility to participate in such plan and the employee's nonforfeitable interest in benefits thereunder and for purposes of calculating benefits thereunder (but subject to offset, if necessary, to avoid duplication of benefits). Parent shall (i) waive (or cause to be waived) any pre-existing condition limitations that might otherwise apply to employees or former employees of the Company and its Subsidiaries unless not waived under the Company's equivalent plan and (ii) recognize (or cause to be recognized) the dollar amount of all expenses incurred by employees or former employees of the Company and its Subsidiaries during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductions and co-payment limitations for such year, under the relevant welfare benefit plans of Parent or the Surviving Corporation. Nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any Company Plan or any other employee benefit plan, program, agreement or policy in accordance with its terms or as requiring the Surviving Corporation or Parent to offer or to continue (other than as required by its terms) any written employment contract.

     Section 5.16 Advisory Committee.

     (a) Except as otherwise limited by any applicable law, regulation, rule, ordinance, judgment, order or decree or otherwise required by any Government Entity, Parent will establish, following the Closing, a Network Advisory Board (the "Advisory Board") of senior executives of financial institution members of the MAC® and Star System® Networks (collectively, the "Network"). The selection and terms of service of the members of the Advisory Board shall be at Parent's sole discretion. The Advisory Board shall expire on December 31, 2010.

     (b) Parent shall give prior written notice to the Advisory Board of changes proposed by Parent to (i) the operating rules governing the Network from any combination of the MAC® Network Rules and Regulations and the Star Systems, Inc. Operating Rules existing on the Closing Date or (ii) the external interchange rates and fees (ATM and POS) payable between, or passed through to, Network participants. The Advisory Board, by a majority vote of the entire Advisory Board, may veto any such proposed change prior to the effective date of such proposed change. The Advisory Board also may propose changes to Network operating rules and pricing, which shall be considered by Parent in its sole discretion.

     (c) If, after the Closing Date, the Network offers new products or services under the Network brand, Parent shall give prior written notice to the Advisory Board of the establishment or modification of the pricing of transactions for such products or services between Network participants. The Advisory Board, by a majority vote of the entire Advisory Board, may veto any such proposed pricing prior to the effective date of such proposed change.

     (d) Parent shall retain sole authority to set fees payable to any legal entity operating the Network.

     (e) Parent considers point-to-point transfers, electronic check services and Internet debit services to be significant strategic initiatives for the
Network  and  will  make   reasonable   efforts  to  develop  and  support  such
transactions.

     (f) Directorship. At the first meeting of the Board of Directors of Parent following the Effective Time, Parent's Board of Directors shall elect Ronald V. Congemi to be a director of Parent so that immediately thereafter, the Board of Directors of Parent shall consist of ten directors.



                       CONDITIONS PRECEDENT TO THE MERGER


     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger.

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Company Charter and Company Bylaws.

     (b) Certain Approvals. All approvals to be obtained by Parent, Sub or the Company required under the Bank Act shall have been received and the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) No Order. Neither any court nor any other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

     (d) Accounting. The Company shall have received the written opinion, dated as of the Effective Time, of Deloitte & Touche LLP that the Company is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC. Parent shall have received the written opinion, dated as of the Effective Time, of Ernst & Young LLP that Parent is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC, and that the Merger will qualify for pooling of interests accounting. Each of such written opinions will be in form and substance reasonably satisfactory to the Parent.

     (e) Certain Governmental Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby or by any of the agreements delivered in connection herewith a violation of law by Parent, Sub or the Company shall have been obtained, shall have been made or shall have occurred.

     Section 6.2 Condition to Obligation of the Company to Effect the Merger.

     (a) The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

     (b) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (c) Tax Opinion. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the representations contained herein and may receive and rely upon representations from Parent and its Subsidiaries, the Company and its Subsidiaries, and others.

     Section  6.3  Conditions  to  Obligations  of Parent  and Sub to Effect the
Merger.

     The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

     (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (b) Tax Opinion. Parent shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code. In rendering such opinion, Sidley & Austin may rely upon representations contained herein and may receive and rely upon representations from Parent and its Subsidiaries, the Company and its Subsidiaries, and others.

     (c) No Changes or Material Adverse Effect. Since the Balance Sheet Date through the Effective Time, there shall not have been (i) any Material Adverse Change in the Company, or (ii) any material adverse federal or state legislative or regulatory event affecting the Company's business or its products or services. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (d) Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have, individually or in the aggregate, a significant adverse effect on Parent or any of its Subsidiaries (assuming the Merger had taken place) or a

Material Adverse Effect on the Company or any of its Subsidiaries, shall have been obtained, shall have been made or shall have occurred. Further, the Company shall have obtained the consent or approval of each Person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other material agreement or instrument by which the Company or any of its Subsidiaries is bound, including without limitation, each consent or approval described in Section 3.4 of the Company Letter.

     (e) No Litigation or Injunction. There shall not be instituted or pending any suit, action or proceeding by any Governmental Entity relating to this Agreement, any of the Company Ancillary Agreements or Parent Ancillary Agreements or any of the transactions contemplated herein or therein. No action or proceeding shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement other than any of the foregoing which shall have been dismissed with prejudice.

     (f) Capital Structure Certificate. The Company shall have delivered a certificate of its Chief Executive Officer and its Chief Financial Officer setting forth all of the information that would have been required to have been included in Section 3.2(c) of the Company Letter if the Agreement were dated as of the Effective Time.

     (g) Dissenting Stockholders. The Dissenting Shares shall include no more than five percent (5%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect. Payments with respect to Dissenting Shares, if any, shall be made by the Company solely with its own funds, and the Company shall not be reimbursed therefor by Parent or any of its Subsidiaries either directly or indirectly.

     (h) Stockholder Approval. This Agreement shall have been duly approved by holders of 94.99% of the issued and outstanding shares of Company Common Stock. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Secretary to such effect.

     (i) Processing Agreement. At or prior to November 1, 2000, the Company and/or Star Networks, Inc., as appropriate, shall have entered into an agreement with eFunds to terminate the ATM Processing Agreement, dated June 21, 2000, between Star Networks, Inc. and eFunds Corporation, effective at the Closing, on terms reasonably acceptable to Parent.

     (j) Employment Agreements. (i) Each of the executives listed on Schedule 6.3(j) who are parties to an Amendment to Employment Agreement (collectively, the "Employment Agreement Amendments"), in the form of the attached Exhibit E, entered into between the Company and each such executive on the date hereof shall still be employed by the Company, unless their employment has been terminated as a result of the death or disability of any such executive, (ii) the employment agreements existing between such executives and the Company, as amended by the Employment Agreement Amendments (collectively and as so amended, the "Employment Agreements") shall not have been amended, (iii) the Employment Agreements shall be in full force and effect and the Company shall not have waived any of its rights thereunder and (iv) there shall have been no assertion by any of the executives listed in clause (i) hereof or by the Company that any of the Employment Agreements, in whole or in part, is not effective or is in breach. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Secretary to such effect.



                        TERMINATION, AMENDMENT AND WAIVER


     Section 7.1 Termination.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 30 days following receipt by such other party of written notice from the non-breaching party of such failure to comply;

     (c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within 30 days following receipt by the breaching party from the non-breaching party of written notice of the breach;

     (d) by Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on June 30, 2001; provided, however, that either party may by written notice to the other party delivered on or prior to June 30, 2001 extend such date until the day immediately preceding the first anniversary hereof if the failure of the Merger to be effected on or prior to June 30, 2001 shall have resulted from the failure of the condition set forth in Section 6.1(b); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

     (e) by Parent if the stockholders of the Company do not approve and adopt this Agreement in an action by written consent no later than 45 days after the date hereof;

     (f) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so, (ii) any Person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 10% or more of the outstanding shares of Company Common Stock (other than as a result of a bona fide change of control of existing stockholders of the Company, all of whom are parties to a Stockholder Agreement), (iii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

     (g) by the Company, upon written notice to Parent, at any time during the five trading day period after the Determination Date, if both of the following conditions are satisfied:

     (1) the Parent Average Price on the Determination Date shall be less than $24.25; and

     (2) (i) the number obtained by dividing the Parent Average Price on the Determination Date by 30.3125 (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the average of the Index Company Ratios less 0.15 (such number being referred to herein as the "Index Ratio");

     subject, however, to the following provisions. The Company may withdraw such notice of termination at any time within the aforementioned five trading day period. During the five trading day period commencing with its receipt of such notice, Parent shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the number obtained by dividing (1) 24.25 multiplied by the Exchange Ratio (as then in effect) by (2) the Parent Average Price on the Determination Date, and (ii) the number obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Parent Ratio. Any election by Parent pursuant to the preceding sentence shall be made by delivery of a written notice to the Company within such five trading day period and shall specify the revised Exchange Ratio. Upon delivery of such notice by Parent, no termination shall be deemed to have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
Section 7.1(g). Promptly after Parent gives notice of its election to adjust the Exchange Ratio hereunder, Parent and the Company shall agree on a date to be the Closing Date under this Agreement, which date shall be not more than five business days after the date of delivery of such notice by Parent.

     For purposes of this Section 7.1(g), the following terms shall have the meanings indicated:

     "Calculation Period" shall mean the 20 consecutive full trading days ending at the end of the date in question.

     "Determination Date" shall mean the tenth trading day prior to the Closing Date.

     "Index Company Price" on a given date shall mean the quotient (calculated to the nearest hundredth) for each company included in the Index Group of (i) the sum for all trading days during the Calculation Period of (x) the average of the high and the low sales price as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded (the "Reporting System") of a share of such company's common stock on each such day, multiplied by (y) the trading volume as reported on such Reporting System of shares of such company's common stock on each such day, divided by (ii) the sum of the trading volumes as reported on such Reporting System of shares of such company's common stock for all such days during the Calculation Period.

     "Index Company Ratios" shall mean, for each company included in the Index Group, the number obtained by dividing the Index Company Price on the Determination Date by the Index Company Price on the Starting Date.

     "Index Group" shall mean, of the six companies listed in Section 7.1 of the Parent Letter, those companies the common stock of which shall be publicly traded since the Starting Date and until the Determination Date and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date.

     "Parent Average Price" on a given date shall equal the quotient (calculated to the nearest hundredth) of (i) the sum for all trading days during the Calculation Period of (x) the average of the high and the low sales price as reported on Nasdaq of a share of Parent Common Stock on each such day, multiplied by (y) the trading volume as reported on Nasdaq of shares of Parent Common Stock on each such day, divided by (ii) the sum of the trading volumes as reported on Nasdaq of shares of Parent Common Stock for all such days during the Calculation Period.

     "Starting Date" shall mean the tenth trading day prior to the date of this Agreement.

     If Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the 11th trading day prior to the date of this Agreement and the Determination Date, the prices for the common stock of such company or Parent and the other numbers set forth above in this
Section 7.1(g) shall be appropriately adjusted for the purposes of applying this
Section 7.1(g); and

     (h) by Parent if any Governmental Entity (i) seeks to restrain or prohibit or restrains or prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeks to prohibit or prohibits the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets (including without limitation any agreement) of the Company, Parent or any of their respective Subsidiaries, (iii) seeks to limit or impose any conditions on or limits or imposes any conditions on the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets (including without limitation any agreement) of the Company, Parent or any of their respective Subsidiaries or that otherwise, in the good faith opinion of Parent, individually or in the aggregate, would have a Material Adverse Effect on Parent, the Company or any of their respective Subsidiaries or would detract from the value of the Merger to Parent in any material manner, or
(iv) seeks to compel or compels the Company, Parent or any of their respective Subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets (including without limitation any agreement) of the Company, Parent or any of their respective Subsidiaries.

     (i) The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     Section 7.2 Effect of Termination.

     In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of
Section 5.2 and the entirety of Section 5.3, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

     Section 7.3 Amendment.

     This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 7.4 Waiver.

     At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or
(iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.



                               GENERAL PROVISIONS


     Section 8.1 Non-Survival of Representations and Warranties.

     The representations and warranties and the covenants required to be performed prior to the Effective Time in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

     Section 8.2 Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or on the business day received (or the next business day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Sub, to

                                      Concord EFS, Inc.
                                      Electronic Payment Services, Inc.
                                      1100 Carr Road
                                      Wilmington, Delaware 19809
                                      Attention: General Counsel
                                      Facsimile No.:  (302) 791-8762
                             with a copy to:
                                      Sidley & Austin
                                      Bank One Plaza
                                      10 South Dearborn Street
                                      Chicago, Illinois  60603
                                      Attention:  Imad I. Qasim
                                      Facsimile No.:  (312) 853-7036

     (b) if to the Company, to

                                      Star Systems, Inc.
                                      P.O. Box 948154 (32794)
                                      2301 Lucien Way, Suite 260
                                      Attention: Chief Financial Officer
                                      Facsimile No.:  (407) 659-6767
                             with a copy to:
                                      Skadden, Arps, Slate, Meagher & Flom, LLP
                                      525 University Avenue
                                      Suite 220
                                      Palo Alto, California 94301
                                      Attention:  Kenton J. King
                                      Facsimile No.:  (650) 470-4570
     Section 8.3 Interpretation.

     When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 8.4 Counterparts.

     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.5 Entire Agreement; No Third-Party Beneficiaries.

     This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.11, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 8.6 Governing Law.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 8.7 Assignment.

     Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

     Section 8.8 Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 8.9 Enforcement of this Agreement.

     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

     CONCORD EFS, INC.




     By: /s/ Dan M. Palmer________________ Name: Dan M. Palmer Title: Chairman of the Board and Chief Executive Officer


     ORION ACQUISITION CORP.




     By: /s/ Dan M. Palmer________________ Name: Dan M. Palmer Title: President


     STAR SYSTEMS, INC.



     By:  /s/ Ronald V.  Congemi  ___________  Name:  Ronald V.  Congemi  Title:
President and Chief Executive Officer

                                  Exhibit 10.1

                              STOCKHOLDER AGREEMENT



     STOCKHOLDER AGREEMENT, dated as of October ___, 2000 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Star Systems, Inc., a Delaware corporation (the "Company"), for the benefit of Concord EFS, Inc., a Delaware corporation ("Parent").

                                    RECITALS

     WHEREAS, Parent, Orion Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of October ___, 2000 (the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"), not owned directly or indirectly by the Company, will be converted into shares of Common Stock, par value $0.33 1/3 per share, of Parent ("Parent Common Stock");

     WHEREAS, the Stockholder owns of record and/or holds stock options to acquire (whether or not vested) that number of shares of Company Common Stock appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

     1. Covenants of Stockholder. Until the termination of the Stockholder's obligations in accordance with Section 4, Stockholder agrees as follows:

     (a) Stockholder will execute and deliver to the Company the Stockholder Consent no later than forty-five days following the date hereof. Further, in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the approval and adoption of the Merger Agreement and the approval of the terms thereof (including the Merger) and each of the other transactions contemplated by the Merger Agreement.

     (b) The Stockholder shall not, nor shall the Stockholder permit any affiliate, director, officer, employee or other representative of the
Stockholder to (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

     (c) The Stockholder shall cooperate with Parent to support and to consummate and make effective, in the most reasonably expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

    2. Proxy.

     (a) Stockholder hereby irrevocably grants to, and appoints, Edward A. Labry and Dan Palmer or either of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place, and stead of Stockholder, to vote the Subject Shares or grant a consent or approval in respect of the Subject Shares in connection with any meeting or action by written consent of the stockholders of the Company as specified in
Section 1(a) hereof.

     (b) Stockholder represents that any proxies heretofore given in respect of the Subject Shares are revocable and that such proxies are hereby revoked.

     (c) Stockholder hereby affirms that the irrevocable proxy set forth in this
Section 2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Section 212(e) of the Delaware General Corporation Law.

     3. Representations and Warranties. The Stockholder represents and warrants to Parent as follows:

     (a) The Stockholder is the record and beneficial owner of, and has good title to, the Subject Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

     (b) This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require the Stockholder to make or obtain any regulatory filing or approval.

     (c) Each of the representations and warrants contained in Section 3.31 of the Merger Agreement is true and correct with respect to the Stockholder.

     4. Affiliate Letter. The Stockholder agrees to execute and deliver on a timely basis an Affiliate Letter in the form of Exhibit B to the Merger Agreement, when and if requested by Parent.

     5. Termination. The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Section 7.1 thereof or the Effective Time; provided that in the event the Merger Agreement is terminated pursuant to Section 7.1(e) or 7.1(f) thereof, the obligations of the Stockholder hereunder shall terminate six months after the termination of the Merger Agreement. No such termination shall relieve the Stockholder from any liability in connection with this Agreement incurred prior to such termination.

     6. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     7. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions reasonably necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

     8. Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

     9. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction. If in the good-faith opinion of Parent's independent accountants, any provision hereof would cause the Merger to be ineligible for "pooling of interest" accounting treatment, it shall be deemed to be ineffective and inapplicable.

     10. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.

     11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     12. Submission to Jurisdiction. Each party hereto hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction of the courts of the United States in Delaware and the jurisdiction of the courts of the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the State of Delaware or the United States and any claim or objection that any such court is an inconvenient forum.

     13. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

     14. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15. No Limitation on Actions of the Stockholder as Director. In the event the Stockholder or its designee is a director of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder or such designee to take or in any way limit any action that the Stockholder or such designee may take to discharge the Stockholder's or such designee's fiduciary duties as a director of the Company.

     ________________________________________________________ Name:


     Number  of  shares  of  Company  Common  Stock  owned on the  date  hereof:
_____________________________________




Accepted and Agreed to as of the date set forth above:

CONCORD EFS, INC.


By:   _____________________________________________
       Name:
       Title:

                                   Exhibit 99

         CONCORD EFS COMPLETES ACQUISITION OF STAR SYSTEMS, INC.

       Concord's Network Services will be marketed under the STARsm brand




     Memphis, TN - February 1, 2001 - Concord EFS, Inc. (NASDAQ: CEFT), a leading electronic commerce provider, announced today that it has completed the acquisition of Star Systems, Inc. (STARsm), the nation's largest PIN-secured debit network, after satisfying all requisite board and regulatory approvals. The acquisition of STAR, which had revenue of approximately $183 million in 2000, is expected to have a neutral impact on Concord earnings in 2001 and to be accretive to earnings in future years. STAR will become part of Concord's Network Services, which includes ATM terminal driving, debit card processing, gateway services, and participation in the MAC®, Cash Station® and STAR debit networks. Going forward, Concord plans to market the products in its Network Services group under the STAR brand. "This merger creates a unique service offering for financial institutions that combines national brand acceptance with a wide range of financial and payment processing products that we believe are the best in the industry," said Edward A. Labry III, Concord president. "Our focus in 2001 will be on launching this best-of-breed product set across the membership, and we will be working on developing new on-line products-such as secure debit payment on the Internet-that financial institutions can offer under a single, national brand." Dan Palmer, Concord's chairman and CEO, says that the company expects to realize synergies from the transaction in the coming years. "With the addition of STAR, Concord's Network Services doubles to approximately 6,500 financial institution customers and 5 billion transactions annually, which creates important opportunities for realizing cost-efficiencies, cross-selling products, and achieving internal cost reductions across the business," he said. Ronald V. Congemi, president of the STAR network, will assume management responsibility for Concord's Network Services, reporting to Ed Labry, who adds the title of STAR CEO. Congemi's focus will be on integrating Concord services for financial institutions under the STAR brand, and managing all financial institution relationships at Concord. It is expected that transition to the STAR brand at existing MAC and Cash Station ATM and point of sale locations will be completed during the next three years. Universal access among the three networks-which is the ability for cardholders from each network to use their cards at more than 180,000 combined ATM locations-is expected to be available during the first quarter. In connection with the closing of the transaction, Concord issued 24.75 million shares of unregistered common stock for all of the outstanding shares of STAR's common stock. The company currently expects that it will engage in a disciplined process to eliminate this stock overhang in 2001. Further information about the acquisition will be available during Concord's conference call to discuss fourth quarter and year-end 2000 earnings, which is scheduled for Thursday, February 8, 2001, at 10:00 a.m. Central Time. Concord is a vertically-integrated electronic transaction processor, providing transaction authorization, data capture, settlement and funds transfer services to financial institutions, supermarkets, petroleum retailers, convenience stores, and other independent retailers. Concord's primary activities include Payment Services, providing credit, debit, check authorization, and electronic benefits transfer (EBT) processing services to selected retail segments; and Network Services, providing gateway processing, ATM driving, on-line and signature-based debit card processing, and network access to the financial services industry under the Cash Station®, MAC®, and STARsm brands. Concord also provides electronic payment and payroll services to trucking companies, truck stops and other businesses. Concord news releases, links to SEC filings, and other information are available on its corporate web site at www.concordefs.com. This release may contain or incorporate by reference statements which may constitute "forward-looking" information, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statements are not guarantees for future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time. See the cautionary statements included as Exhibit 99 to our Form 10-Q for the quarter ended March 31, 1999 for a more detailed discussion of certain of the factors that could cause actual results to differ materially from those included in the forward-looking statements.